NIVLOC PROPERTY
OPTION and JOINT VENTURE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this 25th day of February, 2011.

BETWEEN:

SILVER RESERVE CORP. being a company incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of Infrastructure Materials Corp. (a Delaware corporation), having an office at 1135 Terminal Way, Ste. 207B, Reno, Nevada, 89502

(hereinafter the "Optionor ")
OF THE FIRST PART;
AND:
INTERNATIONAL MILLENNIUM MINING INC.  being a company incorporated under the laws of the State of Nevada and a wholly-owned subsidiary of International Millennium Mining Corp. (a Canadian corporation), having an office at 3rd Floor – 120 Lonsdale Avenue, North Vancouver, British Columbia, V7M 2E8

(hereinafter the “Optionee")
OF THE SECOND PART;

WHEREAS:

A.
The Optionor is the sole recorded and beneficial owner of one hundred percent (100%) right, title and interest in and to eighteen (18) unpatented lode mineral claims, and any and all licenses and permits pertaining thereto, free and clear of any and all liens, charges or encumbrances of any kind, subject to the regulations of the United States Bureau of Land Management (the “BLM”) and applicable regulations, if any, of the State of Nevada all situated in the Silver Peak mining district of Esmeralda County, Nevada, more particularly described in Schedule “A” attached hereto and forming part of this Agreement (the “NL Property”);

B.
The Optionee is the sole recorded and beneficial owner of one hundred percent (100%) right, title and interest in and to eleven (11) unpatented lode mineral claims, and any and all licenses and permits pertaining thereto, free and clear of any and all liens, charges or encumbrances of any kind, subject to the regulations of the BLM and applicable regulations, if any, of the State of Nevada all situated in the Silver Peak mining district Esmeralda County, Nevada, more particularly described in Schedule “A” attached hereto and forming part of this Agreement (the “ IMMI Property”)

C.
The Optionor wishes to grant and the Optionee wishes to obtain, the sole and exclusive right and option to purchase an eighty-five percent (85%) interest in and to the NL Property, upon the terms and subject to the conditions herein contained;

D.
The Optionee wishes to grant and the Optionor wishes to obtain, the sole and exclusive right and option to purchase a fifteen percent (15%) interest in and to the IMMI Property upon the terms and subject to the conditions herein contained, as more particularly described in Section 7 hereof (the “SRC Option”);

E.
Following acquisition by the Optionee of an undivided eighty-five percent (85%) interest in and to the NL Property and acquisition by the Optionor of an undivided fifteen percent (15%) interest in and to the IMMI Property the Optionee and the Optionor shall participate jointly in any further exploration, development and mining of the NL Property and the IMMI Property (hereinafter collectively referred to as the “NL and IMMI Properties”) in accordance with the terms and subject to the conditions of a joint venture agreement to be negotiated by the parties within ninety (90) days of the date hereof, a copy of which shall, upon completion be attached as Schedule “B” hereto and form part of this Agreement (the “Joint Venture Agreement”).

NOW THEREFORE, this Agreement witnesses that, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree each with the other as follows:

Currency
1.           All references related to monetary funds in this Agreement shall be deemed to refer to the currency of the United States of America.

IMMI Option
2.           The Optionor hereby grants to the Optionee the sole and exclusive right and option to purchase an eighty-five percent (85%) undivided right, title and interest in and to the NL Property, (the “IMMI Option”), by: (a) the Optionee making cash payments to the Optionor in the amount of three hundred and fifty thousand dollars (US$350,000) (the “Cash Consideration”) and (b) the issuance by Optionee’s parent corporation of one million, nine hundred and twenty-five thousand (1,925,000) fully-paid and non-assessable shares in the capital stock of International Millennium Mining Corp. (the “IMMC Shares”), the parent company (“IMMI Parent”) and sole shareholder of the Optionee (collectively the “Share Consideration”) to the Optionor to be paid and issued as set out in Section 3.

Payment of the Cash and Issuance of the Share Consideration
3.           In order to maintain the IMMI Option in good standing and to earn an eighty-five percent (85%) interest in and to the NL Property, the Optionee shall pay the Cash Consideration and issue the Share Consideration to the Optionor, as follows:

(a)	US$5,000 upon execution of the letter of intent (which sum has been paid);

(b)	US$5,000 upon execution of this Agreement;

(c)
US$15,000 and 275,000 IMMC Shares upon receipt by the Optionee of TSX Venture Exchange (“Exchange”) acceptance of the transactions contemplated by this Agreement which acceptance l shall be obtained by Optionee for filing within 14 business days of the execution of this Agreement;

(d)	US$35,000 and 300,000 IMMC Shares on or before September 15, 2011;

(e)	US$50,000 and 300,000 IMMC Shares on or before September 15, 2012;

(f)	US$70,000 and 350,000 IMMC Shares on or before September 15, 2013;

(g)	US$70,000 and 350,000 IMMC Shares on or before September 15, 2014; and

(h)	US$100,000 and 350,000 IMMC Shares on or before September 15, 2015.

The Optionor acknowledges and agrees that issuance of the Share Consideration is subject to Exchange acceptance and that all IMMC Shares issued to the Optionor hereunder are, by regulation, subject to a four-month hold period from the date of issue in Canada and will not have been registered for resale or distribution in the United States of America.

In the event that Optionor desires to transfer its IMMC Shares and requires an opinion of U.S. counsel to effect such transfer, Optionee shall cooperate with such U.S. counsel in order to facilitate such opinion, if necessary.

Acquisition by IMMI of its Interest
4.           Upon payment of the Cash Consideration and upon issuance of the Share Consideration described in Section 3 above, the Optionee shall acquire an eighty-five percent (85%) undivided right, title and interest in and to the NL Property.

Transfer of Title
5.           Concurrently with the execution of this Agreement, the Optionor shall execute Quit Claim Deeds covering each claim included in the NL Property in standard form acceptable for recording in the BLM and Esmeralda County, Nevada registries and prepared by Nevada counsel that is acceptable to both parties to effect, upon filing with the BLM and Esmeralda County, Nevada registries, the transfer of: i) eighty-five percent (85%) undivided right, title and interest in and to the NL Property; and ii) a further fifteen percent (15%) undivided right, title and interest in and to the NL Property to the Optionee (the “Quit Claim Deeds”), which Quite Claim Deeds (the “Escrow Documents”) shall be deposited, together with a copy of this Agreement, with an escrow agent nominated by the Optionee and acceptable to the Optionor (the “Escrow Agent”) to be held in escrow for release or retention by the Escrow Agent as follows:

(a)           Upon acquisition by the Optionee of eighty-five percent (85%) right, title and interest in and to the NL Property as set out in Section 4, the Escrow Documents to effect the transfer of eighty-five percent (85%) undivided right, title and interest in and to the NL Property shall be delivered by the Escrow Agent to the Optionee and the Optionee shall be entitled to file with the BLM and Esmeralda County, Nevada registries, such Escrow Documents in order to transfer eighty-five percent (85%) undivided right, title and interest in and to the NL Property to the Optionee;

(b)           Upon exercise of the SRC Option set out in Section 7 hereof by SRC, the Escrow Documents to effect the transfer of a further fifteen percent (15%) undivided right, title and interest in and to the NL Property shall be retained by the Escrow Agent and thereafter be subject only to terms of the Joint Venture Agreement;

(c)           In the event the SRC Option is terminated as set out in Section 7 hereof, the Escrow Documents to effect the transfer of a further fifteen percent (15%) undivided right, title and interest in and to the NL Property shall be delivered by the Escrow Agent to the Optionee and the Optionee shall be entitled to file with the BLM and Esmeralda County, Nevada registries, such Escrow Documents in order to transfer a further fifteen percent (15%) undivided right, title and interest in and to the NL Property to the Optionee; and

(d)           In the event the IMMI Option set out in Section 2 hereof is terminated pursuant to sub-section 16.1 hereof, all Escrow Documents shall be delivered by the Escrow Agent to the Optionor.

The Optionee shall bear the cost, including without limitation, all attorney’s fees and disbursements with respect to the preparation and delivery of the Escrow Documents.  The parties to enter into an escrow agreement that specifies, among other things, that the escrow agent shall be held harmless by both parties, absent willful malfeasance or gross negligence, and that the escrow agent shall act only upon written instruction from both parties.

Feasibility Study
6.           Following acquisition by the Optionee of an undivided eighty-five percent (85%) interest in the NL Property, further exploration and development of the combined NL and IMMI Properties, shall remain the responsibility of the Optionee until such time as the Optionee has completed a bankable feasibility study demonstrating the feasibility of placing the combined NL and IMMI Properties, into production and shall include, without limiting the generality of the foregoing mining industry standard criteria, the following:

a)	assessments of the size and quality of the mineable ore reserves;
b)	assessments of the amenabilities of the ores to metallurgical treatments;
c)	descriptions of preproduction work, permits, production equipment and supplies required to bring the prospective ore body into commercial production and the estimated cost thereof;
d)	basis upon which any assumptions, such as process or Products, have been made;
e)	conclusions and recommendations in respect of the economic feasibility and timing for bringing the prospective ore body into commercial production: and
f)	an estimate of the value of the reserve suitable for inclusion in financial statements meeting the requirements of U.S. GAAP.

(hereinafter the “Feasibility Study”).

SRC Option
7.           Following: a) completion of the acquisition by the Optionee of an undivided eighty-five percent (85%) interest in the SRC Property pursuant to Section 4 of this Agreement; b) completion of the Feasibility Study described in Section 6 of this Agreement; and c) presentation by the Optionee to the Optionor of a one (1) year exploration plan and budget for the combined NL and IMMI Properties, accompanied by a cash-call notice to the Optionor, for an amount equal to fifteen percent (15%) of such exploration budget (the “Cash Call”), the Optionor is hereby granted the sole and exclusive right and option, for a period not to exceed one hundred and twenty (120) days from the date of the Cash Call, to acquire a fifteen percent (15%) undivided right, title and interest in and to the IMMI Property and retain its fifteen percent (15%) undivided right, title and interest in and to the SRC Property, by paying to the Optionee the sum set out in the Cash Call (the “SRC Option”).  Except as provided below, in the event the Optionor, does not wish to or for any reason does not exercise the SRC Option as described herein, the SRC Option shall terminate and the Optionor’s participating interest in the NL and IMMI Properties shall transfer to the Optionee and the Optionor shall thereafter be entitled to a royalty equal to two percent (2%) of net smelter returns reserved for the Optionor pursuant to Section 12 hereof and more particularly described in Schedule “C” hereto (the “Royalty Interest”).  If the foregoing Cash Call is not fully funded by the Optionee and/or IMMI Parent within three (3) months of the date that the Cash Call is delivered to the Optionor, the status of the arrangement between the Optionor and the Optionee shall revert to its original status prior to the Cash Call (ie: Optionee – 85% / Optionor 15%).  The Optionee shall be entitled to then revise its budget and make an alternative Cash Call giving the Optionor the same rights as it had pursuant to the original Cash Call.

Joint Venture
8.           Upon: a) completion of the acquisition by the Optionee of an undivided eighty-five percent (85%) interest in the SRC Property; b) completion of the Feasibility Study described in Section 6, of this Agreement; c) presentation by the Optionee to the Optionor of a one (1) year exploration plan and budget for the combined NL and IMMI Properties, accompanied by the Cash Call as described in Section 7 of this Agreement, and d) exercise by the Optionor of the SRC Option described in Section 7 of this Agreement; the Option Period shall end and the parties shall be deemed to have entered into a Joint Venture (“Commencement of the Joint Venture”) with respect to all subsequent exploration, development and mining upon or under the NL and IMMI Properties.

Joint Venture Agreement
9.           Upon Commencement of the Joint Venture this Agreement shall terminate and the NL and IMMI Properties shall be governed by the Joint Venture Agreement, to be negotiated by the parties within ninety (90) days hereof, a copy of which shall, upon completion, be attached as Schedule “B” hereto, which Joint Venture Agreement shall thereafter govern the relationship between the parties hereto with respect to the NL and IMMI Properties and all subsequent acquisition, exploration, development and mining of the NL and IMMI Properties.

Joint Venture Committee
10.           Upon Commencement of the Joint Venture and pursuant to terms of the Joint Venture Agreement, the parties shall form a Joint Venture Committee (the “JV Committee) consisting of two (2) representatives of the Optionee and one (1) representative of the Optionor.  One of the functions of the JV Committee, as set out in the Joint Venture Agreement, shall be to review the status of the NL and IMMI Properties with a view to determining future annual exploration, development or mining programs and to approve a plan and budget for the coming year.

Right of Entry, Insurance, Indemnification and Environmental Reclamation during the Option Period
11.           Right of Entry.  From the date of this Agreement, the Optionee and its employees and agents and any person duly authorized by the Optionee shall have the sole right and option, subject to the provisions of Section 14 b) to:

a)	enter upon the NL and IMMI Properties;

b)	do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable;

c)	bring upon and erect upon the NL and IMMI Properties such equipment and mining facilities as the Optionee may consider advisable; and

d)
remove from the NL and IMMI Properties, samples for the purpose of testing (not to exceed one hundred (100) tonnes) and to sell or otherwise dispose of for its own account, mineral products derived therefrom.

Insurance.  During the term of this Agreement and prior to the commencement of any work on the NL Property, a comprehensive policy of general liability insurance naming Optionor as an additional named insured, insuring Optionee and Optionor against any liability commonly insured against and occasioned by accidents resulting from any act or omission on or about the NL Property.  Such policy is to be written by an insurance company qualified to do business in the State of Nevada and reasonably satisfactory to Optionor.  Such policy shall in no way limit the Optionor's or Optionee’s liability to each other pursuant to this Section 11 and Sections 13 and 14 hereof.  The policy shall be with limits of not less than One Million Dollars ($1,000,000.00) in respect of any one person, in respect of any one accident, and in respect of property damage and Two Million Dollars ($2,000,000) in the aggregate.  Said limits shall be subject to periodic review and Optionor reserves the right to increase said coverage limits, if in the reasonable opinion of Optionor, said coverage becomes inadequate and is less than that commonly maintained by operators undertaking similar work.  At least thirty (30) days prior to the expiration or termination date of any policy, the Optionee shall deliver a renewal or replacement policy with proof of the payment of the premium therefore.

In addition to the foregoing, Optionee shall ensure that all contractors performing work on the property covered by the NL Property carry appropriate liability and workers compensation insurance.  To the extent that Optionee’s employees perform work, or are present at the site of work, Optionee shall carry workers compensation insurance.

Indemnification.

(a)           During the term of this Agreement, the Optionee shall indemnify and save harmless Optionor and its agents from and against (a) any and all claims arising from any negligent or otherwise wrongful act or omission of Optionee or any of its employees, agents or contractors,  (b) any and all claims arising from the breach of this Agreement and  (c) all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon.  In case any action or proceeding be brought against Optionor by reason of any such claim, Optionee, upon notice from Optionor, shall resist and defend such action or proceeding at Optionee’s expense.

(b)           During the term of this Agreement, the Optionor shall indemnify and save harmless Optionee and its agents from and against (a) any and all claims arising from any negligent or otherwise wrongful act or omission of Optionor or any of its employees, agents or contractors,  (b) any and all claims arising from the breach of this Agreement and  (c) all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon.  In case any action or proceeding be brought against Optionee by reason of any such claim, Optionor, upon notice from Optionee, shall resist and defend such action or proceeding at Optionor’s expense.

Environmental Reclamation.

(a)           If, during the term of this Agreement, the Optionee wishes to undertake drilling programs on the NL Property, the Optionee shall acquire the appropriate approval for such drilling programs from the BLM.  The Optionee shall provide any bond (including a reclamation bond) or security required by the BLM in connection with such drilling programs.  On the date that the drilling programs are approved by the BLM and the required security and/or bonding requirements are in place, this item shall be deemed to be satisfied.  As part of such drilling programs, the Optionee shall have the core samples obtained there-from analyzed by a qualified third party adhering to procedures for the handling, transportation and analysis of core samples required by Canadian National Instrument 43-101.  All results of such drilling programs and analysis shall be made available to the Optionor.

(b)           Optionee shall be responsible for the cost and performance of any and all environmental reclamation of the NL Property that is required by the BLM or the State of Nevada and that results from work that was performed by Optionee or its agents.

Royalty Interest
12.           In the event the Optionor elects not to exercise or for any reason does not exercise the SRC Option pursuant to Section 7 of this Agreement and does not acquire fifteen percent (15%) participating interest in the NL and IMMI Properties, or if, under terms of the Joint Venture Agreement the Optionor’s participating interest in the the NL and IMMI Properties is diluted from fifteen percent (15%) to ten percent (10%) or less and is transferred to the Optionee, the Optionor shall be entitled to receive, and the Optionee shall reserve for the Optionor, a royalty on production equal to two percent (2%) of Net Smelter Returns from the NL and IMMI Properties to be calculated and paid as set out in Schedule “C” attached hereto (the “Royalty Interest”).

Option Obligations of the Optionor
13.           During the term of the option granted hereunder and until the Optionee has acquired eighty-five percent (85%) right, title and interest in and to the NL Property, the Optionor shall:

a)
make available to the Optionee all data, information, maps and reports in their possession or control with respect to the NL Property which could be considered materially significant in determining whether or not the NL Property has potential for economic mineralization;

b)
deliver to the Optionee, immediately upon receipt thereof, copies of any and all correspondence sent or received by the Optionor with respect to the NL Property including without limitation, copies of any and all notices received by the Optionors from the State of Nevada, Esmeralda County and the BLM;

c)
save and hold harmless the Optionee from and against any loss, liability, claim, demand, damage, expense, or injury including, legal fees and the reasonable cost of investigating and defending against any threatened or actual impairment of the Optionee’s right to acquire an unencumbered eighty-five percent (85%) interest the NL Property hereunder, or against any claim for damages, arising out of or in connection with, any activities by the Optionor on or with respect to the NL Property and any dispute, question, division or litigation with a prior holder or claimant to the NL Property; and

d)
not deal, or attempt to deal with its right, title and interest in and to the NL Property in any way that would or may affect the right of the Optionee to acquire absolutely, a vested eighty-five percent (85%) interest in and to NL Property.

Option Obligations of the Optionee
14.           During the term of the option granted hereunder and until the Optionee has earned eighty-five percent (85%) right, title and interest in and to the NL Property, the Optionee shall:

a)
maintain the NL and IMMI Properties in good standing by paying all applicable taxes, and filing fees with the BLM, the State of Nevada and any county level fees, doing and filing assessment work or by making payments in lieu thereof, or by re-staking and by doing all other acts and things and by making all other payments which may be necessary in that regard to maintain the NL and IMMI Properties in good standing at all times;

b)	permit the Optionor, or its representatives, at the Optionor’s own risk and expense, full access to the NL and IMMI Properties at reasonable times, and shall be permitted to examine drill cores;

c)
deliver to the Optionor copies of any and all correspondence sent or received by the Optionee with respect to the NL Property and any and all drilling results, reports, analysis of consultants and laboratories and other information and/or data regarding the NL Property;

d)
promptly deliver to the Optionor copies of all geological or other reports received by the Optionee with respect to the NL and IMMI Properties and copies of any relevant raw data immediately upon request by the Optionor;

e)
indemnify and save harmless the Optionor in respect to any and all costs, claims, liabilities, errors and omissions and expenses arising out of any activities by the Optionee on or with respect to the NL Property;

f)
carry out any exploration, development and reclamation work on the Property in a prudent and workmanlike manner in compliance with all applicable federal, state and local environmental laws, rules, orders and regulations; and

g)
keep the NL and IMMI Properties in good standing, free and clear of all liens, charges and encumbrances arising from its activities thereon (except liens for taxes not yet due, other inchoate liens, and liens contested in good faith by it) and proceed with reasonable diligence to contest and discharge any lien that is filed.

Option Obligation of IMMI Parent
15.           During the term of the option granted hereunder and until the Optionee has earned eighty-five percent (85%) right, title and interest in and to the NL Property, IMMI Parent shall maintain the listing of its securities on the facility of the TSX Venture Exchange.

Termination of Option
16.           This Agreement shall be terminable by the parties as follows:

16.1       Prior to acquisition by the Optionee of its eighty-five percent (85%) right, title and interest in and to the NL Property:

a)
this Agreement and the option granted hereunder shall be terminable by the Optionor, by notice to that effect, in the event the Optionee should be in breach of a term or condition of Section 3 of this Agreement, following:

i)	notice in writing to the Optionee containing particulars of the term or condition breached (“Notice of Default”); and

ii)	the failure of the Optionee, within thirty (30) days after receipt of the Notice of Default, to cure such default.,

b)
this Agreement may be terminated by Optionor if the TSX Venture Exchange has not accepted the transactions contemplated herein by the date that is fourteen (14) business days after the date of this Agreement; and

c)	this Agreement and the option granted hereunder shall be terminable by the Optionee at any time upon written notice to that effect to the Optionor.

16.2        Upon termination of this Agreement prior to completion of the acquisition of its eighty-five percent (85%) right, title and interest in and to the NL Property, the Optionee shall:

a)
leave the NL Property in good standing free and clear of all liens, charges and encumbrances, in good standing with respect to assessment work and the payment of taxes and any other land holding costs as may be applicable;

b)	instruct the Escrow Agent to deliver the Escrow Documents to the Optionor;

c)
remove from the NL Property within one hundred and twenty (120) days following the date of termination, all facilities and equipment erected, installed or brought upon the NL Property following which any facilities or equipment remaining erected, installed or upon the NL Property shall become the property of the Optionor and the Optionee on a pro rata basis, based on their respective right, title and interest in and to the NL Property; and

d)
perform such reclamation work as is required by the BLM or any Nevada state agency having jurisdiction and maintain in place any reclamation bond that was posted in Optionee prior to termination of this Agreement until such bond may be released pursuant to applicable regulations.

Option Only
17.           This is an option only and except as specifically provided otherwise in this Agreement, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.  If this Agreement is terminated all payments theretofore paid by the Optionee shall be retained by the Optionor as the sole consideration for entering into this Agreement and for the rights conferred on the Optionee thereby.

Representations and Warranties of the Optionor
18.           The Optionor hereby represents and warrants to the Optionee that:

a)
it has full corporate power and authority to enter into this Agreement and that entering into this Agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in the breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

b)	it is a company in good standing pursuant to the laws of the State of Nevada, U.SA and it has the corporate power to carry on the business presently carried on by it;

c)
the Optionor holds one hundred percent (100%) right, title and interest in and to the NL Property free and clear of all liens, charges and encumbrances, subject to the regulations of the BLM and the State of Nevada

d)
the NL Property has been validly located and duly recorded and remains in good standing in accordance with the laws of the United States of America and of the State of Nevada with all Federal and State fees that are due or owing have been timely paid and current as of the date hereof;

e)	its Board of Directors of Optionor has approved this Agreement and the performance of this Agreement;

f)	it is not subject to any legal proceedings or regulatory proceedings against it, including any regulatory action by the BLM;

g)
the Optionor has the exclusive right to enter into this Agreement and to receive one hundred percent (100%) of the proceeds from the sale of minerals, metals, ores or concentrates (the “Products”) properly removed from the NL Property, subject to any taxes pursuant to any applicable legislation and the regulations and requirements of the BLM and to assign to the Optionee the interest being earned by the Optionee in and to the NL Property, in accordance with the terms and conditions of this Agreement; and

h)	the Optionor has advised and made available to the Optionee, all of the material information in its possession or control directly relating to the potential economic mineralization of the NL Property.

Representations and Warranties of the Optionee and IMMI Parent
19.           The Optionee hereby represents and warrants to the Optionor that:

a)
it has full corporate power and authority to enter into this Agreement and that entering into this Agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in the breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

b)
it is a company in good standing pursuant to the laws of the State of Nevada, U.S.A. and it has the corporate power to carry on the business presently carried on by it and that IMMI Parent is an Exchange Issuer and a reporting Issuer in British Columbia and Alberta, Canada;

c).	it has the corporate power, in its own name to acquire and own interests in and to the NL Property;

d).	it has no encumbrances affecting any of its property and assets;

e).	its Board of Directors has approved this Agreement and the performance of this Agreement;

f).	it is not subject to any legal proceedings or regulatory proceedings against it, including any regulatory action by the BLM; and

g).	it is wholly owned and controlled by IMMI Parent.

19.1           IMMI Parent hereby represents and warrants to the Optionor that:

a)	it is a corporation in good standing pursuant to the laws of the Province of British Columbia and it has the corporate power to carry on the business presently carried on by it;

b)	it has full power and authority to enter into this agreement and perform the same and do all other acts which may be necessary to consummate the transaction contemplated hereby

c)
the IMMC Shares to be issued to Optionor in accordance with this Agreement have been fully allotted  and reserved for issuance in accordance with the provisions of this Agreement  by IMMI Parent’s Board of Directors and upon delivery to Optionor  will be validly issued and outstanding as fully paid and non-assessable shares;

d)
the issuance of the IMMC Shares in accordance with this Agreement will not conflict with and do not and will not result in a breach of any of the terms, conditions or provisions of its constating documents or any agreement or instrument to which IMMI Parent is a party;

e)	it is a reporting issuer in good standing in British Columbia and Alberta, Canada and the listing of its shares on the Exchange is in good standing; and

f)	the public disclosure filings of IMMI Parent are accurate in all material respects as of their respective dates.

19.2               IMMI Parent hereby covenants with Optionor to immediately following execution of this Agreement, make best efforts to obtain the acceptance of the Exchange for payment of the Share Consideration to the Optionor as contemplated in this Agreement and for a period of three years following September 15, 2015 (the date of the last payment pursuant to Section 3) to maintain a listing for its IMMC Shares on an exchange or automated quotation system in Canada or the United States.

Transfers by the Optionor and the Optionee
20.           With the exception of an assignment to an affiliate, as that term is defined in the Business Corporations Act of Ontario, the rights and obligations of the parties hereto in and to the NL Property and this Agreement are not assignable without the written consent of the other non-assigning party which consent shall not be unreasonably withheld and provided that, in the event of any transfer by either party hereto of all or any portion of its interest in and to the NL Property and this Agreement, the transferee of any such interest shall first deliver to the non-transferring party its agreement related to the NL Property and this Agreement containing:

a)
a covenant by such transferee to perform all the outstanding obligations of the transferring party to be performed under this Agreement in respect of the interest to be acquired by the transferee to the same extent as if this Agreement had been originally executed by the transferring party and the transferee as joint and several obligors making joint and several covenants; and

b)
a provision subjecting any further permitted sale, transfer, assign or other disposition of all or any portion of such interest in the NL Property and this Agreement to the restrictions contained in this Section.

No Production Obligation
21.           Notwithstanding the Royalty Interest reserved for the Optionor pursuant to Section 12 of this Agreement, the Optionee shall be under no obligation whatever to place the NL Property into production, and in the event commercial production is commenced the Optionee shall have the right at any time to curtail or suspend production as it in its absolute discretion may determine.

Area of Interest
22.           During the term of this Agreement, any interest in surface or mineral rights or mineral properties, acquired by or on behalf of either party (the “Acquiring Party”) by any means, including but not limited to, staking, purchase or assignment, (the “After Acquired Property”) situated within one (1) mile of the outside boundaries of the combined NL and IMMI Properties described in Schedule “A” attached hereto (the “Area of Interest”), shall be offered by the Acquiring Party to the other party for inclusion in the NL and IMMI Properties.  Such offer shall include a description of the acquisition terms and a reasonable estimate of the acquisition costs and expenses to be incurred in connection with securing such After Acquired Property.  The other party shall, upon receipt of such offer, have forty-five (45) days to notify the Acquiring Party that it wishes the After Acquired Property for inclusion in the NL and IMMI Properties governed by this Agreement and to agree to reimburse the Acquiring Party, if the Optionor, eighty-five percent (85%) and if the Optionee, fifteen percent (15%) of all acquisition costs and expenses as they are incurred.  Upon such notice and agreement, the After Acquired Property shall thereafter, if the Acquiring Party is SRC or its affiliate, be deemed part of the NL Property, or if the Acquiring Party is IMMI or its affiliate, be deemed part of the IMMI Property.  Failing such notice and agreement, the Acquiring Party shall be entitled to dispose of the After Acquired Property in any way the Acquiring Party sees fit.

Confidentiality
23.           All information with respect to this Agreement and with respect to activities and results of the Optionee’s activities on the Property shall be deemed Confidential Information for the purposes of this Agreement and shall be kept in strictest confidence.  Any Confidential Information required by law, securities regulatory authorities, mining records office or other provincial, state or federal regulatory bodies to be disclosed by either party (the “Disclosing Party”) hereunder, shall not be disclosed unless put into writing and consented to in writing by the other party, such consent not to be unreasonably withheld; and

a)
Public announcements or reports (including press releases) by the Optionor or the Optionee of any information relating to this Agreement or the Property hereunder shall be made on the basis of agreed texts only, approved in good faith in advance of issuance for release by both the Optionor and the Optionee simultaneously.  Both the Optionee and the Optionor acknowledge and agree to timely disclosure of all material information.

b)
The proposed text of a report disclosing Confidential Information required by law, securities regulatory authorities, mining records office or other provincial, state or federal regulatory authorities having jurisdiction shall, in advance of its disclosure by the Disclosing Party, be delivered to the other party to provide opportunity for comment or revision, and any comment or revision the other party wishes to make shall be communicated to the Disclosing Party within a reasonable time after delivery of such proposed text by the Disclosing Party, having due regard to the urgency of the disclosure, but in any event, not later than forty-eight (48) hours after delivery by the Disclosing Party.

Force Majeure
24.           The obligations of the Optionee shall be suspended to the extent and for the period that performances prevented by any cause, whether foreseeable or not, beyond its reasonable control, excluding lack of financing, but including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Optionee to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms, any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared, riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sinkholes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’; or sub-contractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing.  The Optionee shall promptly give notice to the Optionor of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  The Optionee shall resume performance as soon as reasonably possible.

Notices
25.           Except as otherwise specified, any notice to be given shall be given in writing, and be delivered in person to a named party or by telecopy properly addressed to the party to whom given or by e-mail properly addressed to the party to whom given.  A notice given under this Agreement shall be deemed given only when received by the party to whom such notice is directed but any notice given by telecopy or email properly addressed to the party to whom directed shall be deemed given to and received by that party on the date on which such notice is telecopied or e-mailed.

Each party’s address for notice shall be:

a)	for the Optionor:

Silver Reserve Corp.
1135 Terminal Way, Ste. 207B,
Reno, Nevada, 89502
Attention: Mason Douglas
Fax: (775) 322-4458
E-mail: mason.douglas@angloresources.com

b)	for the Optionee:

International Millennium Mining Inc.
3rd Floor – 120 Lonsdale Avenue,
North Vancouver, B.C., Canada V7M 2E8
Attention: Mr. John A. Versfelt
Fax: 604-983-8056
E-mail: jav@immc.ca

until such party specifies another address by notice to the other party.

Arbitration
26.           Any controversy, default, claim or cause of action arising out of or relating to this Agreement or the breach of any term or condition hereof, other than a breach of a term or condition of Section 3 hereof, or any document or instrument executed and/or delivered pursuant hereto, shall, following:

i)
notice in writing by either Party to the other containing particulars of any such controversy, default, claim or cause of action or breach of any term or condition of the Agreement, other than a breach of a term or condition of Section 3 hereof, or of any document or instrument executed and/or delivered pursuant thereto (“Notice of Arbitration”); and

ii)
the failure of the Parties within sixty (60) days following receipt of the Notice of Arbitration, to resolve, settle, cure or otherwise reach agreement with respect to the subject matter of the Notice of Arbitration;

be decided by arbitration in Reno, Nevada in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Notice of a demand for arbitration hereunder by any party hereto shall be given in writing to all other parties hereto which or who shall be involved in any such controversy, claim or cause of action and to the American Arbitration Association.  Within five (5) days after any such demand for arbitration shall have been given by any party hereto, the Optionor shall select one arbitrator, and the Optionee shall select one arbitrator.  The two arbitrators so selected shall select a third arbitrator within fifteen (15) days after their selection and such third arbitrator shall have not less than ten (10) years' experience in the practice of commercial/business law and familiarity with the exploration mining industry.  The third arbitrator shall be the arbitrator that shall hear and decide the matter (the "Arbitrator").  The Arbitrator shall be authorized to compel discovery prior to any arbitration proceeding.  The parties agree that the power of the Arbitrator to compel discovery and award damages shall be the same as the power of a judge in a civil proceeding in Nevada Supreme Court.  The decision of the Arbitrator shall be final and binding on the issue or issues submitted to arbitration.  All costs and expenses incurred in connection with the arbitration proceeding, including, without limitation, the fees and disbursements of the arbitrators and of the attorneys of the parties participating in such arbitration proceeding shall be paid by the party or parties against whom any award of monetary damages, net of any award in favor of such party, or other judgment or order of the Arbitrator that shall have been rendered.  The agreement of the parties herein to arbitrate shall be specifically enforceable.  The award rendered by the arbitrators shall be final and binding and judgment may be entered thereon in accordance with applicable law in any State court sitting in Reno, Nevada.  For purpose of enforcing the award of the Arbitrator, each party does hereby irrevocably (a) submit to the exclusive jurisdiction of any State court sitting in Reno, Nevada, (b) waive personal service of any and all process upon it, and consent that all such service of process be made by registered or certified mail at the address of the party set forth above, such service so made shall be deemed to be completed five (5) business days after mailing, postage prepaid, (c) waive any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any State court sitting in Reno, Nevada, and (d) waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.  The parties agree that the Arbitrator may order injunctive relief and specific performance and that such orders of the Arbitrator shall be binding upon the parties.

General Provisions
27.1      Neither party may set over, transfer or assign, in whole or in part any right or obligation under this Agreement except in accordance with this Agreement.

27.2      No provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing such breach is in writing signed by the party to be charged with such waiver or consent, but any waiver or consent shall not be construed to be a waiver of, or consent to, a further breach of the same provision.

27.3      This Agreement shall be interpreted and construed in accordance with the laws in force from time to time in the State of Nevada, U.SA.

27.4      If any provision of this Agreement is in conflict or inconsistent with the applicable law, that provision shall be severed from this Agreement and shall be replaced by another valid, legal, and enforceable provision not in conflict or inconsistent with the applicable law, which reflects the original intent of the parties to the greatest extent.

27.5      Time shall be of the essence in this Agreement.

27.6      The parties hereto agree to execute all such further or other assurances, conveyances, agreements and documents and to do or cause to be done all such other acts or things necessary or which legal counsel for the parties may deem necessary in order to implement and carry out the provisions and intent and give full force and effect to this Agreement.

27.7      This Agreement supercedes and replaces all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

27.8      Any modification, alteration or amendment of this Agreement shall be in writing and duly executed by, and delivered to, each of the parties.

27.9      The parties hereby acknowledge that this Agreement shall be subject to approval of the Board of Directors of the Optionor, and the Optionee and to acceptance by the appropriate regulatory authorities in Canada as required.

Counterparts
28.        This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

IN WITNESS whereof the parties have executed and delivered this Agreement as of the date first above written.

Signed, sealed and delivered by	)
SILVER RESERVE CORP.	)
)
	)	C/S
/s/ Mason Douglas	)
Mason Douglas, President	)

Signed, sealed and delivered by	)
INTERNATIONAL MILLENNIUM	)
MINING INC. (Nevada) and	)
INTERNATIONAL MILLENNIUM))
MINING CORP. (Canada))
)
)
/s/ John A. Versfelt	)	C/S
John A. Versfelt, President	)

SCHEDULE “A”

To the Nivloc Property Option and Joint Venture Agreement between Silver Reserve Corp., and International Millennium Mining Inc. entered into the 25th day of February, 2011

NL PROPERTY

Being the following eighteen (18) Lode Claims, situated in the Red Mountain area of the Silver Peak mining district, Esmeralda County, Nevada together with any and all licenses and permits pertaining thereto including, without limitation, any environmental, mining or water use permit.

Claim Name	County File #	BLM NMC #	County
NL - 1	160018	867511	Esmeralda
NL - 2	168019	867512	Esmeralda
NL – 3	168020	867513	Esmeralda
NL - 4	168021	867514	Esmeralda
NL - 5	168022	867515	Esmeralda
NL – 6	168023	867516	Esmeralda
NL - 7	160024	867517	Esmeralda
NL - 8	168025	867518	Esmeralda
NL – 9	168026	867519	Esmeralda
NL - 10	168027	867520	Esmeralda
NL - 11	168028	867521	Esmeralda
NL – 12	168029	867522	Esmeralda
NL - 13	160030	867523	Esmeralda
NL - 14	168031	867524	Esmeralda
NL – 15	168032	867525	Esmeralda
NL - 16	168148	964719	Esmeralda
NL - 17	168149	964720	Esmeralda
NL – 18	168150	964721	Esmeralda

IMMI PROPERTY

Being the following eleven (11) Lode Claims, situated in the Red Mountain area of the Silver Peak mining district, Esmeralda County, Nevada together with any and all licenses and permits pertaining thereto including, without limitation, any environmental, mining or water use permit.

Claim Name	County Rcrd	BLM NMC #	County
NIVLOC	Bk 209 pg 171	NMC 824583	Esmeralda
NIVLOC 1	Bk 209 pg 172	NMC 824584	Esmeralda
COLE MINER	Bk 209 pg 173	NMC 824585	Esmeralda
NIVLOC 2	Bk pg	NMC 1033463	Esmeralda
NIVLOC 3	Bk pg	NMC 1033464	Esmeralda
NAG - 1	Bk 256 pg 196	NMC 965083	Esmeralda
NAG - 2	Bk 278 pg 30	NMC 1008596	Esmeralda
NAG – 3	Bk 278 pg 31	NMC 1008597	Esmeralda
NAG - 4	Bk 256 pg 199	NMC 965086	Esmeralda
NAG - 5	Bk 256 pg 200	NMC 965087	Esmeralda
NAG – 6	Bk 256 pg 201	NMC 965088	Esmeralda

*************************

SCHEDULE “B”

To the Nivloc Property Option and Joint Venture Agreement between Silver Reserve Corp., and International Millennium Mining Inc. entered into the 25th day of February, 2011

The parties agree to negotiate a joint venture agreement within ninety (90) days of the date hereof, which Joint Venture Agreement shall, upon completion, be attached here and form part of the this Agreement.

SCHEDULE “C”

to the Nivloc Property Option and Joint Venture Agreement between,Silver Reserve Corp. and International Millennium Mining Inc. entered into this 25th day of February.

NET SMELTER RETURN ROYALTY

Net Smelter Return Royalty means the amount in dollars calculated by multiplying the percentage royalty reserved for SRC times the Net Smelter Return.

Net Smelter Return means, for any period the difference between:
(a) the sum of:
(i) the gross proceeds received by IMMI in that period from the sale of products produced from the NL and IMMI Properties to a party that is arm’s length to IMMI, or that would have been received by IMMI if the purchaser of the products were at arm’s length to IMMI; and

(ii) in the case of the sale of products that are ores that have not been processed in a Mill, the good faith estimated cost that would have been incurred in crushing and beneficiating such products in a Mill as agreed by the parties or otherwise determined by an independent competent mining or metallurgical engineer;
and
(b) the sum of:

(i) any insurance costs in connection with shipping such products;

(ii) any costs of transport;

(iii) all costs of IMMI associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

(iv) the costs of marketing, adjusted for rebates or allowance made or given;

(v) any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the products or the value thereof; and

(vi) any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such products are shipped that have not been previously deducted in the computation of gross proceeds.

...2

2

Payment of the Net Smelter Return Royalty shall be quarterly, on a best estimate basis, within thirty (30) days following the end of each fiscal quarter during which the NL and IMMI Properties are in commercial production.  The records relating to the calculation of the royalty payments shall be audited annually at the end of each fiscal year; and

a)	any adjustment of payments shall be made forthwith;

b)	a copy of the audited statements shall be delivered to SCR; and

c)	SRC shall have sixty (60) days after receipt of such statements to question their accuracy in writing and failing such objection the statements shall be deemed correct.

d)
Upon request of SRC, IMMI shall provide supporting documentation for its royalty calculations and make available its books and records for inspection by SRC or its designee upon prior written request and during normal business hours.

*************************